Exhibit 99.1

USG CORPORATION INVESTMENT PLAN

REPORT ON AUDITED
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
AS OF DECEMBER 31, 2016 AND 2015
AND FOR THE YEAR ENDED DECEMBER 31, 2016
WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

USG CORPORATION INVESTMENT PLAN
December 31, 2016 and 2015

TABLE OF CONTENTS

Page(s)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Statement of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-10

SUPPLEMENTAL SCHEDULE

I. Schedule of Assets (Held at End of Year)	11

Report of Independent Registered Public Accounting Firm

USG Corporation Investment Plan

We have audited the accompanying statements of net assets available for benefits of USG Corporation Investment Plan (the “Plan”) as of December 31, 2016 and 2015, and the related statement of changes in net assets available for benefits for the year ended December 31, 2016. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of the Plan as of December 31, 2016 and 2015, and the changes in its net assets for the year ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The supplemental information in the accompanying schedule of assets held at end of year as of December 31, 2016 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. This supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor’s Rules and Regulations for Reporting under the Employee Retirement Income Security Act of 1974. In our opinion, this supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Plante & Moran, PLLC

Elgin, Illinois
June 19, 2017

USG CORPORATION INVESTMENT PLAN
Statements of Net Assets Available for Benefits
As of December 31, 2016 and 2015

	2016	2015
ASSETS
Participant-directed investments, at fair value	$713,646,079	$719,112,595
Receivables:
Interest and dividends receivable	97,544	131,482
Corporation contributions receivable	57,937	60,212
Employee contributions receivable	345,551	331,316
Notes receivable from participants	17,284,561	21,966,885

Total receivables	17,785,593	22,489,895

Total assets	731,431,672	741,602,490

LIABILITIES
Accrued administrative fees	125,790	122,764

Net assets available for benefits	$731,305,882	$741,479,726

The accompanying notes are an integral part of these financial statements.

USG CORPORATION INVESTMENT PLAN
Statement of Changes in Net Assets Available for Benefits
For the Year Ended December 31, 2016

2016
Net assets available for benefits, beginning of year	$741,479,726
Add (deduct)

Contributions
Corporation contributions	6,891,704
Employee contributions	44,147,928
51,039,632

Income from investments:
Dividend and interest income	6,104,089
Net appreciation of investments	51,314,254
57,418,343

Interest income from notes receivable from participants	680,761
Total additions	109,138,736

Benefit payments and participant withdrawals	(118,579,991)
Administrative expenses	(732,589)
Total deductions	(119,312,580)

Net decrease in net assets during the year	(10,173,844)

Net assets available for benefits, end of year	$731,305,882

The accompanying notes are an integral part of these financial statements.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2016 and 2015

NOTE 1    DESCRIPTION OF THE PLAN

The following description of the USG Corporation Investment Plan (the Plan) provides general information about the Plan’s provisions. USG Corporation (the Corporation) is the plan sponsor. Participants should refer to the plan document and summary plan description for a more complete description of the Plan’s provisions.

General

The USG Corporation Investment Plan was established to enable eligible employees to accumulate their own funds, share in the contributions of their employers, and thereby provide for their future security.

Contributions

The Plan provides, among other things, that participants may contribute up to 75% of their eligible pay to the Plan through payroll deductions on a before-tax and after-tax basis during the year. The amount of distributions to be made upon withdrawal from the Plan is dependent upon the participant's contributions, the Corporation's contributions, and investment earnings. Participants who are eligible are automatically enrolled with a 6% deferral in the Plan, unless they affirmatively decline to participate in the Plan. Deferral percentages are automatically increased April 1st of each year by 1% until a participant's deferral percentage attains 75%.

The Corporation makes a regular 25% matching contribution up to the first 6% of the participants’ eligible pay contributed to the Plan, credited to the participants’ accounts each pay period. Effective April 1, 2017, the regular 25% matching contribution increased to a regular 40% matching contribution.

The Plan requires completion of three years of credited service in order to be 100% vested in the Corporation’s contribution. Employees’ contributions are always 100% vested. In addition, the Plan contains provisions under which the entire amount credited to a participant's account is distributable upon a participant's retirement or death.

Investment Options

Participants may elect to have their contributions invested in 1% increments in any fund or combination of funds and to change their contribution rate, suspend or resume their contributions, change their investment allocations, transfer their investments from one fund to another and apply for a loan or hardship withdrawal by contacting the third party administrator through either an automated telephone service or a secured interactive website, via the Internet, on any day.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2016 and 2015

NOTE 1    DESCRIPTION OF THE PLAN (continued)

Investment Options (continued)

Certain executive officers of the Corporation must pre-clear any transfer in or out of the USG Common Stock Fund with the USG Corporate Secretary. If the trustee is unable to invest any contributions immediately, the funds are temporarily invested in short-term investment funds and any earnings in the fund are credited to the participants' accounts.

Forfeitures

Corporation contribution amounts forfeited by terminated employees are applied as a credit against future Corporation contributions or used to pay administrative expenses and other fees of the Plan. Unallocated forfeiture balances as of December 31, 2016 and 2015 were approximately $934,000 and $548,000, respectively. During 2016, $0 was used to fund Corporation contributions and approximately $69,000 was used to pay various administrative expenses and other fees of the Plan.

Eligibility

New employees are immediately eligible to join the Plan and are automatically enrolled in the Plan. Deductions will generally begin 30-45 days after their date of hire unless the employee elects not to join the Plan.

Plan Administration

The Plan funds were administered under the terms of a trust agreement with Fidelity Management Trust Company. The trust agreement provides, among other things, that the trustee shall keep account of all investments, receipts and disbursements and other transactions and shall provide annually a report setting forth such transactions and the status of the funds at the end of the period. Fidelity is the recordkeeper of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

The Pension and Investment Committee (the Committee) is responsible for the administration of the Plan.

Administrative expenses and other fees of the Plan are shared by the Corporation and the participants.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2016 and 2015

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting. Contributions to the Plan are made throughout the year and adjustments are made to the financial statements to accrue for the portion of annual contributions unpaid at year-end.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Shares of mutual funds are valued at the net asset value (NAV) of shares held by the Plan at year end based on quoted market prices. The common stock is valued at its quoted market price. The common collective trusts are valued at net asset value per share (or its equivalent) of the funds, which are based on the fair value of the funds' underlying net assets.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains or losses on the sale of investments are calculated based upon the historical average cost of the investments. Unrealized appreciation or depreciation of investments of the Plan represents the change between years in the difference between the market value and cost of the investments.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2016 and 2015

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Payment of Benefits

Benefits are recorded when paid.

Notes Receivable from Participants

Notes receivable from participants are recorded at their unpaid principal balance plus any accrued but unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. Related fees are recorded as administrative expenses and are expensed when they are incurred. No allowance for credit losses has been recorded as of December 31, 2016 or 2015. Notes receivable from participants are written off when deemed uncollectible.

New Accounting Pronouncements - During 2016, the Plan adopted Accounting
Standards Update (ASU) Nos. 2015-07, Disclosures for Investments in Certain Entities that Calculate Net Asset Value per Share (or its Equivalent), and 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), and Health and Welfare Benefit Plans (Topic 965) - I. Fully Benefit-Responsive Investment Contracts, II. Plan Investment Disclosures, and III. Measurement Date Practical Expedient. ASU No. 2015-07 amended Accounting Standards Codification (ASC) 820, Fair Value Measurements, and removed the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share as a practical expedient. Part II of ASU No. 2015-12 was applicable to the Plan and modified the investment disclosures under ASC 820 and Topic 962. The standards were adopted retrospectively and had no impact on the Plan’s net assets or changes in net assets.

During 2016, the Plan also adopted ASU No. 2016-01, Financial Instruments – Overall Recognition and Measurement of Financial Assets and Financial Liabilities. ASU No. 2016-01 amended ASC 825, Financial Instruments, and eliminated the requirement to disclose the fair value of financial instruments not recorded at fair value required under ASC 825. This standard was adopted retrospectively and had no impact on the Plan’s net assets or changes in net assets.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2016 and 2015

NOTE 3    FAIR VALUE MEASUREMENTS

The Plan follows the guidance of Financial Statement Accounting Standards Board (FASB) ASC 820, Fair Value Measurements.

ASC 820 establishes a fair value hierarchy prioritizing the valuation of plan assets into three broad categories: Level 1, with greatest emphasis on observable market prices in active markets; Level 2, assets not traded on an active market but for which there are readily observable, either directly or indirectly, pricing inputs; and Level 3, assets with unobservable inputs due to little or no market activity where the reporting entity may make estimates and assumptions related to the pricing and risk.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.

The following table provides information by their ASC 820 level (as defined above) of the fair value of the Plan’s investments as of December 31, 2016:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments
Common Stock	$9,634,893	$9,634,893	$—	$—
Mutual Funds	157,032,028	157,032,028	—	—
Total	166,666,921	$166,666,921	$—	$—
Investments Measured at NAV:
Common Collective Trusts	546,979,158

Total Investments at fair value	$713,646,079

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2016 and 2015

NOTE 3      FAIR VALUE MEASUREMENTS (continued)

The following table provides information by their ASC 820 level (as defined above) of the fair value of the Plan’s investments as of December 31, 2015:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments
Common Stock	$8,944,199	$8,944,199	$—	$—
Mutual Funds	153,006,197	153,006,197	—	—
Total	161,950,396	$161,950,396	$—	$—
Investments Measured at NAV:
Common Collective Trusts	557,162,199

Total Investments at fair value	$719,112,595

The valuation methods described in Note 2 may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair value. Furthermore although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Plan's policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer. There were no transfers between levels of the fair value hierarchy during 2016.

NOTE 4    TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service (IRS) dated April 11, 2017, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and therefore the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualified status. The Committee believes the Plan is being operated in compliance with the applicable requirements of the Code and therefore believes the Plan is qualified and the related trust is tax-exempt. The plan administrator believes the Plan is no longer subject to income tax examinations for years prior to 2013.

NOTE 5	DISTRIBUTION ON TERMINATION OF THE PLAN

In the event of termination of the Plan, the account balances of all affected participants shall become non-forfeitable.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2016 and 2015

NOTE 6    NOTES RECEIVABLE FROM PARTICIPANTS

Participants are able to obtain notes receivable from the Plan. Under the Plan's provisions, the maximum notes receivable allowable is one half of a participant's eligible vested account balance or $50,000, whichever is less. The minimum notes receivable amount is $1,000. Additional amounts can be taken in $1 increments. A participant must have a vested account balance of at least $2,000 before he or she can apply for a note receivable. The Plan generally restricts the participant to no more than one note receivable outstanding at a time. Most notes receivable can be repaid by the participant over a five-year period, or sooner, in full, with interest at a reasonable rate in effect at the time of requesting the notes receivable. A residential note receivable can be repaid over a period of up to 15 years.

NOTE 7     RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market volatility and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

NOTE 8     RELATED PARTY TRANSACTIONS

The Plan invests in the common stock of the Corporation. The Plan also invests in the Fidelity Retirement Money Market Short-Term Investment Fund, which is managed by Fidelity Management Trust. These transactions and notes receivable from participants qualify as party-in-interest transactions; however, they are exempt from the prohibited transaction rules under ERISA.

SUPPLEMENTAL SCHEDULE

SCHEDULE I

USG CORPORATION INVESTMENT PLAN
Schedule of Assets (Held at End of Year)
EIN # 36-3329400, Plan # 002
December 31, 2016

	Principal Amount/Number of Shares	Cost**	Fair Value
Common Stock
USG Corporation*	333,585		$9,634,893

Mutual Funds
Fidelity Retirement Money Market Short-Term
Investment Fund*	856,078		856,078
Dodge & Cox Stock Fund	198,529		36,588,907
Vanguard Institutional Index Fund	192,552		39,247,870
American Funds Growth Fund of America	668,329		28,103,235
Vanguard Small Cap Growth Index Fund	654,523		24,524,979
PIMCO Total Return Fund	926,996		9,297,769
Templeton Foreign Fund	353,049		6,584,367
Vanguard Total International Stock Fund	52,777		5,198,564
Vanguard Total Bond Market Fund	622,560		6,630,259
Total Mutual Funds			157,032,028

Common Collective Trusts
Vanguard Retirement Income Fund	202,150		9,543,484
Vanguard Target Retirement 2010 Fund	127,410		5,781,879
Vanguard Target Retirement 2015 Fund	546,460		25,148,106
Vanguard Target Retirement 2020 Fund	2,012,574		93,504,168
Vanguard Target Retirement 2025 Fund	2,905,276		133,642,708
Vanguard Target Retirement 2030 Fund	2,026,279		92,641,493
Vanguard Target Retirement 2035 Fund	1,364,375		62,829,477
Vanguard Target Retirement 2040 Fund	867,057		40,647,646
Vanguard Target Retirement 2045 Fund	463,972		21,709,258
Vanguard Target Retirement 2050 Fund	209,341		9,851,577
Vanguard Target Retirement 2055 Fund	109,782		6,300,389
Vanguard Target Retirement 2060 Fund	52,427		1,579,092
T. Rowe Price Stable Value Fund	43,799,881		43,799,881
Total Common Collective Trusts			546,979,158

Notes Receivable from Participants*
(Interest rates ranging from 2.62% to 14.81%)			17,284,561

Total			$730,930,640

*Parties in interest
**Participant directed. Cost information is not required.